     As filed with the Securities and Exchange Commission on May 8, 2000

                                                     REGISTRATION NO. 333-32240
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                -----------------------------------------------

                          AMENDMENT NO. 2 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                -----------------------------------------------

                        SPANISH BROADCASTING SYSTEM, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                                                                13-3827791
      (STATE OR OTHER JURISDICTION OF                                                                  (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                                                                IDENTIFICATION NO.)

                          3191 CORAL WAY                                          RAUL ALARCON, JR.
                       MIAMI, FLORIDA 33145                                        3191 CORAL WAY
                          (305) 441-6901                                        MIAMI, FLORIDA 33145
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                        (305) 441-6901
          INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                        EXECUTIVE OFFICES)                       NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                -----------------------------------------------

                                   COPIES TO:

                             JASON L. SHRINSKY, ESQ.
                          WILLIAM E. WALLACE, JR., ESQ.
                   KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                 425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 836-8000

                -----------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                -----------------------------------------------

                                                  CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF            AMOUNT TO              PROPOSED MAXIMUM           PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED       BE REGISTERED     OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE    REGISTRATION FEE (2)
---------------------------       -------------        -------------------------  ------------------------    --------------------
   CLASS A COMMON STOCK             7,387,750                  $19.97                $147,533,367.50            $38,948.81


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)  Computed in accordance with Rule 457(c) under the Securities Act of 1933.

                -----------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================
         PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MAY 8, 2000.


                                7,387,750 Shares

                        SPANISH BROADCASTING SYSTEM, INC.
                              Class A Common Stock

                                      LOGO
--------------------------------------------------------------------------------


     Certain of the selling stockholders identified in this prospectus are offering for sale from time to time under this prospectus up to an aggregate of 7,387,750 shares of our Class A Common Stock, which were originally issued to the selling stockholders as shares of Class B Common Stock pursuant to 1994 and 1997 warrants. The selling stockholders may sell these shares as converted to shares of Class A Common Stock from time to time on the over-the-counter market in regular brokerage transactions or in privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 9 of this prospectus. We will not receive any portion of the proceeds from the sale of these shares by the selling stockholders.

     We are authorized to issue Class A Common Stock and Class B Common Stock. The rights of each class are essentially identical, except that each share of Class A Common Stock entitles its holder to one vote per share and each share of Class B Common Stock entitles its holder to ten votes per share.

     Our shares of Class A Common Stock are quoted on The Nasdaq Stock Market's National Market under the symbol "SBSA". The shares of our Class A Common Stock offered for the account of the selling stockholders will be offered at the market price on the day of sale. On May 5, 2000, the last reported sale price of our Class A Common Stock was $18.00 per share.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                      This is not an underwritten offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------
                  The date of this prospectus is May  , 2000.

                                TABLE OF CONTENTS

                                                                                                                       PAGE

RISK FACTORS.....................................................................................................1
USE OF PROCEEDS..................................................................................................6
SELLING STOCKHOLDERS.............................................................................................6
PLAN OF DISTRIBUTION.............................................................................................9
LEGAL MATTERS....................................................................................................9
EXPERTS..........................................................................................................9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................10
WHERE YOU CAN FIND MORE INFORMATION.............................................................................10

- Spanish Broadcasting System, Inc., founded in 1983 and incorporated in the State of Delaware in 1994, is the second largest Spanish-language radio broadcasting company in the United States. Our principal executive offices are located at 3191 Coral Way, Miami, Florida 33145 and our telephone number is (305) 441-6901.

- All references to "we", "us", "our", "SBS" or "our Company" in this prospectus mean Spanish Broadcasting System, Inc., a Delaware corporation, and all entities owned or controlled by Spanish Broadcasting System, Inc.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in our shares of Class A Common Stock.

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus may only be accurate on the date of this prospectus.

     Sections of this prospectus contain forward-looking statements, including, without limitation, statements concerning possible or assumed future results of operations of SBS preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. You should understand that such statements made in this section and elsewhere in this prospectus could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements.

DEBT--OUR OUTSTANDING DEBT COULD LIMIT OUR ABILITY TO GROW AND COMPETE.

     As of December 26, 1999, we had outstanding long term debt (including current portions) of approximately $237.0 million and a stockholders' equity of $266.9 million.

     Our level of debt could have several important consequences to the holders of our securities, including the following:

     - a significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and will not be available for operations, future business opportunities or other purposes;

     - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; and

     - our debt could make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

     Our ability to satisfy all of our debt obligations depends upon our future operating performance. Our operating performance will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. We believe that our operating cash flow will be sufficient to meet our operating expenses and to service our debt requirements as they become due. However, if we are unable to pay our debts, whether upon acceleration of our debt or in the ordinary course of business, we will be forced to pursue alternative strategies such as selling assets, restructuring our debt, or seeking additional equity capital. We cannot assure you that we can successfully complete any of these strategies on satisfactory terms or that the approval of the FCC could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets.

RESTRICTIONS IMPOSED BY OUR DEBT--THE TERMS OF OUR DEBT RESTRICT US FROM ENGAGING IN MANY ACTIVITIES AND REQUIRE US TO SATISFY VARIOUS FINANCIAL TESTS.

     The indenture governing our 9 5/8% senior subordinated notes contains covenants that restrict, among other things, our ability to:

     -    incur additional debt;

     -    create liens;

     - pay dividends, distributions or make other specified restricted payments;

     -    sell assets;

     -    enter into transactions with affiliates;

     -    sell capital stock of our subsidiaries; and

     - merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

     If an event of default occurs under this indenture, the noteholders could elect to declare all amounts outstanding under the indenture, together with accrued interest, to be immediately due and payable. In addition, there is a change of control provision in the indenture which would require us to make an offer to repurchase all of our notes in the event that we experience a change of control.

HISTORY OF NET LOSSES--WE HAVE EXPERIENCED NET LOSSES IN THE PAST AND TO THE EXTENT THAT WE EXPERIENCE LOSSES IN THE FUTURE, OUR ABILITY TO RAISE CAPITAL AND THE MARKET PRICES OF OUR SECURITIES, INCLUDING OUR COMMON STOCK AND SENIOR SUBORDINATED NOTES, COULD BE ADVERSELY AFFECTED.

     We experienced a net loss in fiscal year 1997. The primary reasons for this loss were interest expense and significant charges for depreciation and amortization related to the acquisition of radio stations and refinancing costs. If we acquire additional stations, these charges will probably increase.

     We cannot assure you that we will sustain profitability. Failure to sustain profitability may adversely affect the market price of our common stock, which in turn may adversely affect our ability to raise additional equity capital and to incur additional debt.

IMPORTANCE OF THE NEW YORK AND MIAMI MARKETS--A LARGE PORTION OF OUR NET BROADCAST REVENUE AND BROADCAST CASH FLOW COMES FROM THESE MARKETS.

     Based upon the stations we owned and operated as of December 26, 1999, our radio stations in New York and Miami collectively accounted for 66.0% of our net broadcast revenue and for 73.0% of our broadcast cash flow for the three-month period ended December 26, 1999. A significant decline in net broadcast revenue or broadcast cash flow from our stations in any of these markets could have a material adverse effect on our financial position and results of operations.

DEPENDENCE ON KEY PERSONNEL--LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business depends upon the efforts, abilities and expertise of our executive officers and other key employees, including Raul Alarcon, Jr., our Chairman of the Board of Directors and Chief Executive Officer. The loss of any of these officers and key employees could have a material adverse effect on our business. We do not maintain key life insurance on any of our personnel.

COMPETITION--WE COMPETE FOR ADVERTISING REVENUE WITH OTHER RADIO GROUPS AS WELL AS TELEVISION AND OTHER MEDIA, MANY OPERATORS OF WHICH HAVE GREATER RESOURCES THAN WE DO.

     Broadcasting is a highly competitive business. Our radio stations compete in their respective markets for audiences and advertising revenues with other radio stations of all formats, as well as with other media, such as newspapers, magazines, television, cable television, outdoor advertising, the Internet and direct mail. As a result of this competition, our stations' audience ratings and market shares may decline and any adverse change in a particular market could have a material adverse effect on the revenue of our stations located in that market.

     Although we believe that each of our stations is able to compete effectively in its respective market, we cannot assure you that any station will be able to maintain or increase its current audience ratings and advertising revenues. Radio stations can change formats quickly. Any other radio station currently broadcasting could shift its format to duplicate the format of any of our stations. If a station converts its programming to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, the ratings and broadcast cash flow of our station in that market could be adversely affected. In addition, other radio companies which are larger and have more resources may also enter markets in which we operate.

RISKS OF ACQUISITION STRATEGY--OUR GROWTH DEPENDS ON SUCCESSFULLY EXECUTING OUR ACQUISITION STRATEGY.

     We intend to grow by acquiring radio stations primarily in the largest U.S. Hispanic markets. We cannot assure you that our acquisition strategy will be successful. Our acquisition strategy is subject to a number of risks, including, but not limited to:
     - acquired stations may not increase our broadcast cash flow or yield other anticipated benefits;

     - required regulatory approvals may result in unanticipated delays in completing acquisitions;

     -    we may have difficulty managing our rapid growth; and

     - we may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments.

CONTROLLING STOCKHOLDER--OUR CHAIRMAN AND CEO HAS MAJORITY CONTROL.

     Raul Alarcon, Jr., our Chairman of the Board of Directors and Chief Executive Officer, owns shares of Class A and Class B Common Stock having approximately 84% of the combined voting power of our outstanding shares of common stock, as of the date of this prospectus. Accordingly, Mr. Alarcon, Jr. has the ability to elect all of our directors and will effectively have control of our policies and affairs. This control may discourage certain types of transactions involving an actual or potential change of control of SBS such as a merger or sale of SBS.

TECHNOLOGY CHANGES, NEW SERVICES AND EVOLVING STANDARDS--WE MUST BE ABLE TO RESPOND TO RAPIDLY CHANGING TECHNOLOGY, SERVICES AND STANDARDS WHICH CHARACTERIZE OUR INDUSTRY IN ORDER TO REMAIN COMPETITIVE.

     The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting, and the standardization of available technologies which significantly enhance the sound quality of AM and FM broadcasts. We cannot predict the effect new technology of this nature will have on our financial condition and the results of our operations. Several new media technologies are being developed, including the following:

     - cable television operators have introduced a service commonly referred to as "cable radio" which provides cable television subscribers with several high-quality channels of music, news and other information;

     - the Internet is poised to offer new and diverse forms of program distribution;

     - direct satellite broadcast television companies are supplying subscribers with several high quality music channels;

     - the introduction of satellite digital audio radio technology could result in new satellite radio services with sound quality equivalent to that of compact discs; and

     - the introduction of in-band on-channel digital radio could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

GOVERNMENT REGULATION--OUR BUSINESS DEPENDS ON MAINTAINING OUR FCC LICENSES. WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MAINTAIN THESE LICENSES.

     The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties we may acquire. Federal regulations create significant new opportunities for broadcasting companies but also create uncertainties as to how these regulations will be interpreted and enforced by the courts.

     Our success depends in part on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. While we believe that the FCC will approve applications for renewal of our existing broadcasting licenses when made, we cannot guarantee that pending or future renewal applications submitted by us will be approved, or that renewals will not include conditions or qualifications that could adversely affect our operations. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if we or any of our stockholders, officers, or directors violate the FCC's rules and regulations or the Communications Act of 1934, or are convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

     The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments. The filing of petitions or complaints against SBS or any FCC licensee from which we acquire a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of licenses. The Communications Act and FCC rules also impose limitations on non-U.S. ownership and voting of the capital stock of SBS.

     Moreover, governmental regulations and policies may change over time and we cannot assure you that those changes would not have a material impact upon our business, financial position or results of operations.

ANTITRUST MATTERS--WE MAY FACE REGULATORY REVIEW FOR ADDITIONAL ACQUISITIONS IN OUR EXISTING MARKETS AND, POTENTIALLY, NEW MARKETS.

     An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in market shares in excess of 40% of local radio advertising revenue. Similarly, the FCC has announced new procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

RECESSION OR DOWNTURN IN THE ECONOMY--NATIONAL OR REGIONAL RECESSIONS COULD IMPAIR OUR REVENUES.

     Our broadcasting revenues could be adversely affected by a recession or downturn in the United States economy since advertising expenditures generally decrease as the economy slows down. In addition, our operating results in individual geographic markets could be adversely affected by local or regional economic downturns. Our broadcasting revenues have been materially adversely affected by past recessions. Future economic downturns might have a material adverse effect on our ability to generate advertising revenue and might materially and adversely affect our financial condition and operating results.

MARKET FLUCTUATION - THE MARKET OF OUR SHARES OF CLASS A COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

     The stock market in general has recently experienced extreme price fluctuations, which has often been unrelated to the operating performance of the affected companies. We believe that the principal factors that may cause price fluctuations in our shares of Class A Common Stock are:

     -    fluctuations in our financial results;

     - general conditions or developments in the radio industry, televison and other media, and the worldwide economy;

     -    sales of our common stock into the marketplace;

     - a shortfall in revenue, gross margin, earnings or other financial results from operations or changes in analysts' expectations; and

     -    developments in our relationships with our customers and suppliers.

     We cannot assure you that the market price of our Class A Common Stock will not experience significant fluctuations in the future, including fluctuations that are adverse and unrelated to our performance.

SHARES OF COMMON STOCK ELIGIBLE FOR CURRENT OR FUTURE SALE--CURRENT OR FUTURE SALES BY EXISTING STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

     The market price of our Class A Common Stock could drop as a result of sales of a large number of shares of Class A Common Stock by our existing stockholders in this offering or after this offering or of Class B Common Stock (convertible into Class A Common Stock) after this offering, or the perception that these sales may occur. These factors could make it more difficult for us to raise funds through future offerings of our Class A Common Stock.


     As of the date of this prospectus, there are 32,399,760 shares of Class A Common Stock and 27,816,900 shares of Class B Common Stock outstanding. The shares of Class A Common Stock sold in this offering will be freely tradeable without restriction, except for any shares acquired by one of our affiliates, which can be sold under Rule 144 of the Securities Act of 1933 subject to certain volume and other restrictions.

YEAR 2000 - COMPUTER PROBLEMS IN THE YEAR 2000 MAY RESULT IN LOSSES.

     We rely, directly and indirectly, on information technology systems to operate our radio stations, provide our radio stations with up-to-date news and perform a variety of administrative services, including accounting, financial reporting, advertiser spot scheduling, payroll and invoicing. We also use non-information technology systems, such as microchips, for dating and other automated functions. Although we believe that our critical systems are year 2000 compliant, one of our potential year 2000 risks is that third parties with whom we deal may fail to be year 2000 compliant. For example, if our programming suppliers or key advertisers experience significant disruptions in their businesses because of the year 2000 problem, we may lose access to programming and significant advertising revenue. However, as of the date of this prospectus, we have not experienced any problems relating to the year 2000.

                                 USE OF PROCEEDS

     The proceeds from the sale of shares of our Class A Common Stock under this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares being sold by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth as of the date of this prospectus certain information known to us with respect to the beneficial ownership of the shares of Class A Common Stock being sold by each selling stockholder. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus, which were issued to them pursuant to warrants under separate common stock registration rights and stockholders agreements entered into in 1994 and 1997, respectively. However, we are unable to determine the exact number of shares that actually will be sold.

     The number and percentage of shares beneficially owned is based on 32,399,760 shares of Class A Common Stock issued and outstanding as of the date of this prospectus, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days from the date of this prospectus through the exercise of any stock option or other rights.

     The following table sets forth with respect to each of the selling stockholders (1) the number of shares of Class A Common Stock owned by that selling stockholder prior to this offering, (2) the maximum number of shares of Class A Common Stock to be sold by that selling stockholder in this offering,
(3) the number of shares of Class A Common Stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares and (4) the percentage of the total outstanding Class A Common Stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares. Upon completion of this offering, the selling stockholders will own those shares of Class A Common Stock which they do not sell in this offering.

                                                                          NUMBER OF
                                                                           MAXIMUM
                                                                          NUMBER OF      SHARES OF         PERCENTAGE OF
                                                           NUMBER OF      SHARES OF    CLASS A COMMON      TOTAL CLASS A
                                                      SHARES OF CLASS A    CLASS A      STOCK OWNED     COMMON STOCK OWNED
                                                           COMMON        COMMON STOCK      AFTER              AFTER
                                                         STOCK OWNED       TO BE       COMPLETION OF       COMPLETION
                                                        PRIOR TO THIS      SOLD IN         THIS              OF THIS
NAME OF SELLING STOCKHOLDER                               OFFERING      THIS OFFERING    OFFERING(1)        OFFERING(1)
----------------------------------------------------- -------------- --------------- -----------------  ------------------

Abbott Laboratories Annuity Retirement Plan (2)                2,350         2,350         -                 -

Activated Communications, L.P.                               845,450       845,450         -                 -

Ameritech Pension Trust (2)                                    5,450         5,450         -                 -

                                                                                         NUMBER OF
                                                                           MAXIMUM       SHARES OF       PERCENTAGE OF
                                                          NUMBER OF      NUMBER OF       CLASS A        TOTAL CLASS A
                                                          SHARES OF      SHARES OF       COMMON            COMMON
                                                           CLASS A        CLASS A      STOCK OWNED       STOCK OWNED
                                                           COMMON         COMMON          AFTER             AFTER
                                                         STOCK OWNED    STOCK TO BE   COMPLETION OF      COMPLETION
                                                        PRIOR TO THIS  SOLD IN THIS       THIS             OF THIS
      NAME OF SELLING STOCKHOLDER                         OFFERING       OFFERING      OFFERING(1)       OFFERING(1)
-----------------------------------------------------  --------------  ------------  ---------------  ----------------

Andy Heyer                                                     6,450        6,450               -                 -

Catalyst Partners, L.P.                                       21,400       21,400               -                 -

Central States Pension Fund (3)                               16,150       16,150               -                 -

CIBC World Markets Corp.                                   1,131,950    1,131,950               -                 -

City of New York Employee's Retirement System High
Yield (4)                                                     75,000       75,000               -                 -

City of New York Police Pension Fund High Yield (4)           62,500       62,500               -                 -

Continental Casualty Company                                 545,000      535,000          10,000                 *

CPR (USA) Inc.                                                52,200       52,200               -                 -

Credit Suisse Asset Management Income Fund (4)               107,100      107,100               -                 -

CSAM Strategic Global Income Fund Inc. (4)                    35,700       35,700               -                 -

David Millison                                                21,400       21,400               -                 -

Dean Kehler                                                   10,700       10,700               -                 -

Dreyfus Core Bond Fund                                       133,750      133,750               -                 -

Dreyfus High Yield Securities Fund                            64,200       64,200               -                 -

Dreyfus Intermediate Term Income Fund                         16,050       16,050               -                 -

Dreyfus Premier Limited Term High Income Fund                 21,400       21,400               -                 -

ING Baring (U.S.) Capital, LLC                               299,600      299,600               -                 -

Jay Bloom                                                      6,400        6,400               -                 -

Joseph A. Garcia (5)                                      60,000 (6)        5,000      55,000 (6)                 *

Lehman Brothers, Inc. (7)                                  1,167,700    1,167,700               -                 -

Leon Wagner and Marsha Wagner                                 10,700       10,700               -                 -

LibertyView Funds, L.P.                                       52,150       52,150               -                 -

Lincoln National Global Asset Allocation Fund, Inc.
(8)                                                              700          700               -                 -

MainStay VP Series Fund, Inc. on behalf of its
     High Yield Corporate Bond Portfolio (9)                  71,950       71,950               -                 -

Omaha Public School Employee Retirement System (4)            12,600       12,600               -                 -

Police Officers Pension System of the City of
Houston (9)                                                      850          850               -                 -

Putnam Asset Allocation Funds - Balanced Portfolio
(8)                                                            4,700        4,700               -                 -

Putnam Asset Allocation Funds - Conservative
Portfolio (8)                                                  1,600        1,600               -                 -

Putnam Asset Allocation Funds - Growth Portfolio (8)           1,914        1,914               -                 -

Putnam Convertible Opportunities and Income Trust (8)          2,100        2,100               -                 -

Putnam Diversified Income Trust (8)                           73,800       73,800               -                 -

Putnam Funds Trust - Putnam High Yield Trust II (8)              400          400               -                 -

Putnam High Income Convertible and Bond Fund (8)               2,200        2,200               -                 -

Putnam High Yield Advantage Fund (8)                         121,400      121,400               -                 -

Putnam High Yield Fixed Income Fund, LLC (10)                  1,600        1,600               -                 -

Putnam High Yield Managed Trust (10)                          13,800       13,800               -                 -

Putnam High Yield Trust (8)                                  195,050      195,050               -                 -

Putnam Managed High Yield Trust (8)                            4,586        4,586               -                 -

Putnam Master Income Trust (8)                                 8,300        8,300               -                 -

Putnam Master Intermediate Income Trust (8)                    5,650        5,650               -                 -

Putnam Premier Income Trust (8)                               21,150       21,150               -                 -

Putnam Strategic Income Fund (8)                               2,100        2,100               -                 -

                                                                                         NUMBER OF
                                                                           MAXIMUM       SHARES OF       PERCENTAGE OF
                                                          NUMBER OF      NUMBER OF       CLASS A        TOTAL CLASS A
                                                           SHARES OF     SHARES OF       COMMON            COMMON
                                                           CLASS A        CLASS A      STOCK OWNED       STOCK OWNED
                                                           COMMON         COMMON          AFTER             AFTER
                                                         STOCK OWNED    STOCK TO BE   COMPLETION OF      COMPLETION
                                                        PRIOR TO THIS  SOLD IN THIS       THIS             OF THIS
      NAME OF SELLING STOCKHOLDER                         OFFERING       OFFERING      OFFERING(1)       OFFERING(1)
-----------------------------------------------------  --------------  ------------  ---------------  ----------------

Putnam Variable Trust - Putnam VT Diversified Income
Fund (8)                                                       8,850        8,850               -                 -

Putnam Variable Trust - Putnam VT Global Asset
Allocation Fund (8)                                            1,700        1,700               -                 -

Putnam Variable Trust - Putnam VT High Yield Fund (8)         34,750       34,750               -                 -

Sankaty High Yield Asset Partners, L.P.                      595,250      595,250               -                 -

Arnold Sheiffer (11)                                         265,150(12)   15,150         250,000(12)             *

Southern Farm Bureau Life Insurance Company (2)                2,350        2,350               -                 -

The Brown & Williamson  Master Retirements Trust (9)          12,950       12,950               -                 -

The MainStay Funds, on behalf of its High Yield
Corporate Bond Fund Series (9)                             1,062,300    1,062,300               -                 -

Travelers Series Fund Inc. - Putnam Diversified
Income Portfolio (8)                                           1,600        1,600               -                 -

T. Rowe Price High Yield Fund, Inc.                           64,200       64,200               -                 -

Vail (4)                                                      50,000       50,000               -                 -

Value Line Aggressive Income Trust                            42,800       42,800               -                 -

Vulcan Materials Company (9)                                     150          150               -                 -
-----------------------------------------------------------------------------------------------------------------------
Total                                                      7,459,250    7,144,250         315,000

-------------------------

*    Less than 1 percent.

(1)  Assumes the maximum number of shares registered in this offering is sold.

(2) The Putnam Advisory Company, Inc. shares the power to vote, dispose of or direct the voting and disposition of these securities.

(3) State Street Global Advisor, a subsidiary of State Street Bank & Trust, shares the power to vote, dispose of or direct the voting and disposition of these securities.

(4) Credit Suisse Asset Management shares the power to vote, dispose of or direct the voting and disposition of these securities.

(5) Joseph A. Garcia is the Executive Vice President, Chief Financial Officer and Secretary of SBS.

(6) Includes 50,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable immediately and does not include shares issuable upon exercise of options that have not yet vested.

(7) Roman Martinez IV, a Managing Director for Lehman Brothers, Inc., is a director of SBS. Lehman Brothers, Inc. acted as lead manager for our initial public offering of Class A Common Stock, as lead manager for our offering of 9 5/8% senior subordinated notes due 2009 and as dealer-manager in connection with the tender offers and consent solicitations for our 11% and 12 1/2% notes. Lehman Brothers, Inc. has also provided other financial services to SBS.

(8) Putnam Investment Management, Inc. shares the power to vote, dispose of or direct the voting and disposition of these securities.

(9) MacKay Shields LLC shares the power to vote, dispose of or direct the voting and disposition of these securities.

(10) Putnam Fiduciary Trust Company shares the power to vote, dispose of or direct the voting and disposition of these securities.

(11) Arnold Sheiffer was formerly a director of SBS.

(12) Includes 250,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable immediatley.

                              PLAN OF DISTRIBUTION

     A total of 7,387,750 shares of our Class A Common Stock may be offered and sold from time to time by the selling stockholders under this prospectus. Each selling stockholder will act independently from SBS in making decisions with respect to the timing, manner and size of each sale. Each selling stockholder may sell all or a portion of the shares owned by him from time to time through the Nasdaq National Market and may sell shares of our Class A Common Stock to or through one or more broker-dealers at prices prevailing on the Nasdaq National Market at the times of such sales. Each selling stockholder may also make private sales directly or through one or more broker-dealers. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder effecting such sales. The selling stockholders and any broker-dealers who act in connection with sales of our Class A Common Stock may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our Class A Common Stock might be deemed to be underwriting discounts and commissions under the Securities Act. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate.

     The selling stockholders will pay all discounts and selling commissions, if any, fees and expenses of counsel and other advisors to the selling stockholders and any other individual expenses incurred in connection with the registration and sale of the shares of Class A Common Stock, other than the registration fee payable to the SEC, fees and expenses relating to the registration or qualification of the shares of Class A Common Stock pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of our counsel and independent accountants, which will be paid by us.

                                  LEGAL MATTERS

     The validity of the shares of Class A Common Stock being offered by this prospectus and legal matters regarding FCC issues will be passed upon for us by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York. Jason L. Shrinsky, one of our directors, is a partner of Kaye, Scholer, Fierman, Hays & Handler, LLP, which firm has regularly represented us as our legal counsel and will continue to do so. Additionally, Mr. Shrinsky received options to purchase shares of our Class A Common Stock pursuant to our 1999 Stock Option Plan for Nonemployee Directors. Mr. Shrinsky holds his options for the benefit of his law firm, Kaye, Scholer, Fierman, Hays & Handler, LLP.

                                     EXPERTS

     The consolidated financial statements and schedule of SBS and its subsidiaries as of September 27, 1998 and September 26, 1999, and for each of the fiscal years in the three-year period ended September 26, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The combined financial statements and additional combining information of Primedia Broadcast Group, Inc. and its affiliates, for the year ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of Deloitte & Touche, LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

     The following documents we have filed with the SEC are incorporated herein by reference:

         1. our Annual Report on Form 10-K for the year ended September 26, 1999, as amended on January 26, 2000, May 4, 2000 and May 8, 2000;

         2. our Current Report on Form 8-K filed on January 28, 2000, as amended on March 29, 2000;

         3. our Quarterly Report on Form 10-Q for the quarter ended December 26, 1999; and

         4. the description of our Class A Common Stock, par value $.0001 per share, included in our registration statement on Form 8-A filed with the SEC on October 26, 1999, including any amendments or reports filed for the purpose of updating such description.

     All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the document or report. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

     The Company will provide without charge to any person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:


                          Spanish Broadcasting System, Inc.
                          3191 Coral Way
                          Miami, FL  33145
                          Telephone:  (305) 441-6901
                          Attention:  Joseph A. Garcia


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The file number of our SEC filings is 33-82114. You may read and copy any document we file with the SEC at the following SEC public reference rooms:


        Judiciary Plaza
        450 Fifth Street, N.W.         500 West Madison Street        7 World Trade Center
        Room 1024                      14th Floor                     Suite 1300
        Washington, D.C.  20549        Chicago, Illinois  60601       New York, New York  10048


     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. For a fee, the SEC will send copies of any of our filings to you. In addition, our filed reports, proxy statements and other information are contained in the Internet website maintained by the SEC. The address is http://www.sec.gov.

     Our Class A Common Stock is quoted on the Nasdaq National Market under the symbol "SBSA," and our SEC filings can also be read at the following address:

                          Nasdaq Operations
                          1735 K Street, N.W.
                        Washington, D.C. 20006

=======================================  ======================================


                                                  SPANISH BROADCASTING
                                                      SYSTEM, INC.

                                                    7,387,750 SHARES
                                                  CLASS A COMMON STOCK




                                                 -----------------------
                                                       PROSPECTUS
                                                 -----------------------











                                                      MAY  , 2000

=======================================  ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of estimated expenses in connection with the sale of the securities being registered by this registration statement.

         Securities and Exchange Commission registration fee ... $ 38,948.81

         Printing ..............................................   10,000.00

         Accounting fees and expenses ..........................   25,000.00

         Legal fees and expenses ...............................   25,000.00

         Blue sky fees and expenses ............................        0.00

         Miscellaneous .........................................   10,000.00
                                                                 -----------
               Total ........................................... $108,948.81
                                                                 ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court or Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Our third amended and restated certificate of incorporation has a provision which limits the liability of directors and officers to us to the maximum extent permitted by Delaware law. The third amended and restated certificate of incorporation specifies that our directors and officers will not be personally liable for monetary damages for breach of fiduciary duty as a director or officer, as applicable. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify such director or officer.

     Our amended and restated bylaws provide for indemnification of directors and officers (and others) in the manner, under the circumstances and to the fullest extent permitted by the Delaware General Corporation Law. This generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of SBS. Upon completion of our initial public offering last fall, each of our directors entered into an indemnification agreement with us that provides for indemnification to the fullest extent provided by law. We believe that these provisions are necessary or useful to attract and retain qualified persons as directors and officers.

     We have obtained insurance for the benefit of our directors and officers that provides for coverage of up to $100.0 million.

     Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SBS pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of SBS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) EXHIBITS

               1.1 Underwriting Agreement with Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated October 27, 1999 (incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form S-1, filed on October 26, 1999).

               4.1 Article V of the Third Amended and Restated Certificate of Incorporation of the Company, dated September 29, 1999 (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration Statement on Form S-1, filed on October 6, 1999 (see Exhibit 3.1)).

               4.2 Form of stock certificate for the Class A Common Stock of the Company (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration Statement on Form S-1, filed on October 6, 1999).

               4.3 Common Stock Registration Rights and Stockholders Agreement dated as of March 15, 1997 among the Company, certain Management Stockholders named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report on Form 8-K, filed March 24, 1996).

               4.4 Common Stock Registration Rights and Stockholders Agreement dated as of June 29, 1994 among the Company, certain Management Stockholders named therein (incorporated by reference to the 1994 Registration Statement on Form S-4).

               4.5 Form of Lock-Up Letter Agreement (incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form S-1, filed on December 26, 1999).

               5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP regarding legality.

              23.1    Consent of KPMG LLP.

               23.2 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit 5.1).

               23.3   Consent of Deloitte & Touche LLP.

               24.1   Power of Attorney (included herein).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

              1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              2. That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 8, 2000.


                                   SPANISH BROADCASTING SYSTEM, INC.

                                   By:                    *
                                        ---------------------------------------
                                   Name:   Raul Alarcon, Jr.
                                   Title:  Chairman of the Board of Directors,
                                           Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 8, 2000. Each person whose signature appears below hereby authorizes each of Raul Alarcon, Jr. and Joseph A. Garcia, each as attorney-in-fact, to sign and file in his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3.


          SIGNATURE

             * Chairman of the Board of Directors, ---------------------------- Chief Executive Officer and President
        Raul Alarcon, Jr.        (principal executive officer)

   /s/ JOSEPH A. GARCIA          Executive Vice President, Chief Financial
   ----------------------------  Officer, and Secretary (principal financial and
        Joseph A. Garcia         accounting officer)


             *                   Director
   ----------------------------
     Pablo Raul Alarcon, Sr.

             *                   Director
   ----------------------------
          Jose Grimalt

             *                   Director
   ----------------------------
        Roman Martinez IV

             *                   Director
   ----------------------------
        Jason L. Shrinsky


* The undersigned by signing his name hereto, does hereby sign and execute this Amendment No. 2 to the Form S-3 Registration Statement on behalf of the above named officer and directors of the Company pursuant to the Power of Attorney executed by such officer and directors previously filed with the Securities and Exchange Commission.


       /s/ JOSEPH A. GARCIA
   -----------------------------
          Joseph A. Garcia

                                  EXHIBIT INDEX

     Exhibit
       No.
     -------

       1.1 Underwriting Agreement with Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated October 27, 1999 (incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form S-1, filed on October 26, 1999).

       4.1 Article V of the Third Amended and Restated Certificate of Incorporation of the Company, dated September 29, 1999 (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration Statement on Form S-1, filed on October 6, 1999 (see Exhibit 3.1)).

       4.2 Form of stock certificate for the Class A Common Stock of the Company (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration Statement on Form S-1, filed on October 6, 1999).

       4.3    Common Stock Registration Rights and Stockholders
              Agreement dated as of March 15, 1997 among the Company, certain Management Stockholders named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser
              (incorporated by reference to the Current Report on Form 8-K, filed March 24, 1996).

       4.4    Common Stock Registration Rights and Stockholders
              Agreement dated as of June 29, 1994 among the Company, certain Management Stockholders named therein
              (incorporated by reference to the 1994 Registration
              Statement on Form S-4).

       4.5 Form of Lock-Up Letter Agreement (incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form S-1, filed on October 26, 1999).

       5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP regarding legality.

      23.1   Consent of KPMG LLP.

      23.2   Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP
                      (included in Exhibit 5.1).
      23.3   Consent of Deloitte & Touche LLP.

      24.1   Power of Attorney (included herein).